Exhibit 9(xxvi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                 AMENDMENT NO. 1
                        ADMINISTRATIVE SERVICES AGREEMENT
                                     BETWEEN
                                   STAR FUNDS
                                       AND
                        FEDERATED ADMINISTRATIVE SERVICES

      This Amendment No. 1 to Administrative Services Agreement is made and entered into as of January 1, 1998, by and between Star Funds, a Massachusetts business trust (the "Fund") and Federated Administrative Services, a Delaware business trust ("FAS").

      WHEREAS, the Fund and FAS entered into an Administrative Services Agreement dated November 19, 1993 (the "Agreement");

     WHEREAS, the Fund and FAS desire to amend the Agreement in certain respects;

      NOW THEREFORE, the parties intending to be legally bound agree as follows:

1. Section 4 of the Agreement is amended by deleting the first paragraph thereof, and replacing it with the following:

            For the Administrative Services provided, the Fund hereby agrees to pay, and FAS hereby agrees to accept as full compensation for its services rendered hereunder, an administrative fee at an annual rate per portfolio of the Fund's shares, payable daily, equal to .12% of each such portfolio's average daily net assets.

2. Paragraph 6(a) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

      6.    Duration and Termination.

            (a) The initial term of this Agreement shall commence on the date hereof and shall extend until December 31, 1999.

3. The Fund and FAS hereby ratify and confirm all the terms, conditions and provisions of the Administrative Services Agreement, as herein amended, as remaining in full force and effect.

      WITNESS the above due execution hereof as of the day and year first written above.

STAR FUNDS                          FEDERATED ADMINISTRATIVE SERVICES


By:  William Zimmer, III            By:/s/ Thomas J. Ward
Name: William Zimmer, III           Name:  Thomas J. Ward
Title:                              Trustee     Title:  Senior Vice President